EXHIBIT 99.1

NEWS RELEASE DATED September 11, 2006

NETSOL TECHNOLOGIES EXPECTS FISCAL 2007 REVENUE
TO REACH $30 MILLION

CALABASAS, CA - September 11, 2006 - NetSol Technologies, Inc. (NASDAQ:NTWK), a U.S.-based, multinational provider of enterprise software and services for equipment financing, today issued guidance for fiscal 2007. The company expects revenues to grow approximately 60 percent to $30 million, with net income of between $0.10 and $0.13 per share, for fiscal 2007.

“As a truly global player in our market, we are experiencing a surge in demand for our LeaseSoft product suite and are confident that our sales and services pipeline will support this significant increase in revenue,” commented NetSol CEO Naeem U. Ghauri. He added, “We are leveraging our Lahore, Pakistan, facility for our new acquisitions in the U.S. and the U.K. and expect solid growth in our net income for fiscal 2007.” According to NetSol CFO Tina Gilger, the company’s balance sheet remains strong.

About NetSol Technologies, Inc.
NetSol Technologies is a U.S.-based multinational provider of enterprise software and services for equipment finance. Headquartered in Calabasas, CA, NetSol Technologies, Inc. operates on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific, including London, Los Angeles, San Francisco, Sydney, Beijing, Toronto, and Lahore, Pakistan.

NetSol Technologies helps its clients identify, evaluate and implement technology solutions to meet their strategic business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol Technologies delivers high-quality, cost-effective equipment finance portfolio management solutions and IT services ranging from consulting and application development to systems integration and outsourcing. NetSol Technologies' commitment to quality is demonstrated by its achievement of both ISO 9001 and SEI (Software Engineering Institute) CMMl (Capability Maturity Model) Level 5 assessment. For more information, visit NetSol Technologies' web site at www.netsoltek.com.

CONTACTS:

Investor Relations Counsel:	NetSol Technologies Inc:
Marty Tullio	Najeeb U. Ghauri, Chairman, or Tina Gilger, CFO
McCloud Communications, LLC	818.222.9195
949.553.9748	najeeb@netsoltek.com
marty@McCloudCommunications.com	tina@netsoltek.com

Securities Exchange Act of 1934
This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance, are not statements of historical fact and may be "forward-looking statements." Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this action may be identified through the use of words such as "expects," "will," "anticipates," "estimates," "believes," or statements indicating certain actions "may," "could," or "might," occur. Such statements reflect the current views of NetSol Technologies with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. NetSol Technologies does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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